EXHIBIT 99

                      PRESS RELEASE DATED NOVEMBER 28, 2006

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EXHIBIT 99

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Continental Minerals Corporation                                               Great China Mining Inc.
1020 - 800 West Pender Street                                                  (formerly China NetTV Holdings Inc.)
Vancouver, BC                                                                  World Trade Centre
Canada V6C 2V6                                                                 Suite 536-999 Canada Place
Tel   604 684 6365                                                             Vancouver, BC V6C 3E2
Fax  604 684 8092                                                              Tel   604 641 1366
Toll Free 1 800 667 2114                                                       Fax  604 641 1377
www.continentalminerals.com                                                    www.greatchinamining.com
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                     NEW COPPER-GOLD DISCOVERY AT XIETONGMEN
                Drilling intersects 302 meters grading 0.82% CuEQ

November 28, 2006, Vancouver, BC - Continental Minerals Ltd. ("Continental") (TSX Venture: KMK; OTCBB: KMKCF) and Great China Mining Inc. ("Great China Mining") (OTCBB-GCHA) announce that drilling of exploration targets has resulted in the discovery of a new copper-gold deposit at the Xietongmen property. The Xietongmen property is located 240 kilometers from the city of Lhasa in Tibet, People's Republic of China.

A drill discovery, indicating potential for new high-grade porphyry copper-gold deposit, has been made in two holes in the Newtongmen area. Newtongmen is located 3 km northwest of the Xietongmen deposit. The Newtongmen discovery is hosted by the same alteration zone as the Xietongmen deposit and lies within a high copper-gold anomaly, 1.5 square kilometers in area, outlined during a rock chip sampling program completed earlier this year.

Long intervals of strong copper and gold grades were intersected in both holes, which are spaced about 100 meters apart. Hole 6213N intersected 302.2 meters grading 0.82% CuEQ, including an 85.0-meter interval of 1.25% CuEQ and a 43.0-meter interval grading 1.39% CuEQ. Hole 6203N intersected 210.6 meters grading 0.82% copper equivalent (CuEQ).

Newtongmen has the potential to add substantially to the resource base on the Xietongmen property. An aggressive multi rig drilling program is planned to commence in April 2007 to delineate this new discovery.

Most of the other holes from this series are from the Langtongmen copper-gold zone, located 1.5 kilometers along strike to the northwest of the Xietongmen deposit. Langtongmen is defined by coincident copper and gold anomalies from rock chip samples. Exploration hole 5057 drilled near the anomalous area in 2005 returned a 135.5 meter interval grading 0.28% copper and 0.31 g/t gold. The 2006 holes at Langtongmen are spaced at 100 to 300 meter intervals over an area of approximately 1.5 square kilometers. These holes intersected multiple intervals, ranging from 12 to 131 meters in length, of anomalous copper and gold assays. Highlights include hole 6185L that intersected 43.4 meters grading 0.41% CuEQ and hole 6205L that intersected 130.9 meters grading 0.39% CuEQ.

A five kilometer long northwest trending corridor has been outlined on the property, extending from the Xietongmen deposit in the southeast to the Newtongmen zone in the northwest. A Property Location Map and maps showing the current drill holes in relation to copper and gold anomalies in the Xietongmen, Langtongmen and Newtongmen areas are posted on the website at www.continentalminerals.com and www.greatchinamining.com. A cross section of the Newtongmen discovery, showing the two discovery drill holes, is also provided.

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The 2006 detailed  drilling  program at the Xietongmen  deposit was completed in
September. The program successfully expanded the substantial copper-gold deposit in all directions. The results from the final hole, number 6201, drilled on the northeastern perimeter of the Xietongmen deposit are also shown in the attached table and on an updated drill plan. Engineering, environmental and socioeconomic studies for the Xietongmen feasibility study and environmental and social impact assessments continue, as well as community and stakeholder engagement activities at site.

Steps required to complete the merger between Continental and Great China Mining, and unify 100% ownership in the Xietongmen property in Continental (see joint news release of June 12, 2006), are also proceeding. The merger is expected to be finalized in the fourth quarter of 2006, or shortly thereafter. Mark Rebagliati, P.Eng., a Qualified Person as defined under National Instrument 43-101, is supervising the drilling program and quality assurance and quality control ("QAQC") programs on behalf of Continental Minerals Corporation. The program includes rigorous QAQC procedures. Acme Analytical Laboratories of Vancouver, BC, an ISO 9001:2000 accredited laboratory, performs the sample preparation and assaying for the project. Gold analysis is by 30 g Fire Assay fusion with an Inductively Coupled Plasma-Emission Spectroscopy (ICP-ES) finish. Copper assays are done by four acid digestion with an ICP-ES finish. Continental includes standards, blanks and duplicates in addition to the laboratory's internal quality control work.


Gerald Panneton
President & CEO
Continental Minerals Corporation

For further information:
   Continental Minerals Corporation                   Great China Mining Inc.
   Tel   604 684 6365                                 Tel   604 641 1366
   Toll Free 1 800 667 2114                           www.greatchinamining.com
   www.continentalminerals.com

               No regulatory authority has approved or disapproved
                 the information contained in this news release.

          The TSX Venture Exchange has neither approved nor disapproved the information contained in this release.

This release includes certain statements that may be deemed "forward-looking statements." All statements in this release, other than statements of historical facts, that address future production, reserve potential, continuity of mineralization, exploration drilling, exploitation activities and events or developments that the companies expect are forward-looking statements. Although the companies believe that the expectations expressed in such forward looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially form those in the forward looking statements. The likelihood of future mining at Xietongmen is subject to a large number of risks, including changes in and the effect of laws, regulations and government policies affecting mining and natural resource exploration and exploitation and will require achievement of a number of technical, economic and legal objectives, including obtaining necessary mining and construction permits, completion of pre-feasibility and final feasibility studies, preparation of all necessary engineering for underground workings and processing facilities as well as receipt of significant additional financing to fund these objectives as well as funding mine construction. Such funding may not be available to the companies on acceptable terms or on any terms at all. There is no known ore at Xietongmen and there is no assurance that the mineralization at Xietongmen will ever be classified as ore.

For more information on Continental Minerals Corporation, Investors should review the Company's annual Form 20-F filing with the United States Securities and Commission at www.sec.gov and its home jurisdiction filings that are available at www.sedar.com.

For more information on Great China Mining Inc., Investors should review the Company's annual report on Form with the United States Securities Commission at www.sec.gov.